Exhibit 10.10

19 June 2026

Via Email

Nicholas Veasey
[**]

Dear Nick

It is my pleasure to extend to you an offer of employment as Executive Vice President and Chief Financial Officer – Designate of the planned spin-off entity (“SpinCo”) of KBR, with a start date to be confirmed. As used in this letter, the “Company” refers to KBR prior to the closing of the spin-off transaction and to SpinCo from and after such closing. You will be based in a Company office in the Washington DC area and permitted to work remotely from time to time in accordance with Company policies. You will initially report to me in my capacity as Interim CEO of Mission Technology Solutions, transitioning to the new President and Chief Executive Officer in due course.

The key elements of this offer are:

•	A starting salary of $650,000 per annum, which will be reviewed annually in January.

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A sign-on payment of $1,000,000 cash, payable within 30 days of your first day of employment, to compensate you for the special incentive for which you are eligible. You will be required to reimburse KBR for this sign-on payment if you are terminated for Cause (as defined in the Severance and Change in Control Agreement) or resign without Good Reason (as defined in the Severance and Change in Control Agreement) within two years of your first day of employment.

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A sign-on equity incentive grant of KBR restricted stock units (“RSUs”) with a grant date value of $3,000,000, to compensate you for special incentives and stock awards which will be forfeited.  The RSUs will vest in equal annual instalments over three years beginning on the first anniversary of the grant date. The grant will be effective as soon as administratively feasible during the next open trading window following your first day of employment, and the other material terms and conditions of the RSUs will be set forth in the most recent RSU Agreement approved by the Compensation Committee.

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You will be eligible to participate in the 2026 KBR Senior Executive Performance Pay Plan (the “STI Plan”).  The target payout will be 100% of salary, prorated for the number of full months worked during 2026 (“Target Bonus”). Terms, conditions, and participation eligibility of the STI Plan are reviewed annually by the Compensation Committee of the Company.

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You will be eligible to participate in the 2026 Long-Term Incentive Plan (the “LTI Plan”).  The estimated fair market value of your award will be $1,700,000.  Terms, conditions, and participation eligibility of the LTI Plan are reviewed annually by the Compensation Committee of the Company.

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You will be eligible to receive certain (i) severance pay and benefits, and (ii) change in control severance pay and benefits pursuant to the terms and conditions of the Severance and Change in Control Agreement, a copy of which will be executed by you and the Company before your first day of employment.

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You will be required to comply with the Company’s minimum stock ownership requirements, which require that you achieve equity ownership in the Company equal to at least three times your base salary within five years of your first day of employment. All beneficially owned shares of Common Stock (including shares in any of the Company’s benefit programs), vested and unvested restricted stock and restricted stock units and stock payments under Performance Award Unit grants shall be credited towards achievement of the requirement.

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You will be eligible for the standard and executive employee benefits offered by the Company for corporate employees located in the U.S. according to the terms of such programs as updated from time to time. As an Executive Leadership Team member, these benefits currently include business class travel, financial planning assistance of $15,000 per annum, and an annual executive physical.

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The Company shall provide you with indemnification and directors’ and officer’s liability insurance coverage on terms no less favorable than provided to any other executive officer or director of the Company. The provisions of this paragraph shall survive the termination of this offer letter and your employment with the Company.

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Subject to the prior consent of the CEO, you may serve on the board of directors of non-profit organizations or as a non-executive with another company, provided this does not prevent you from fulfilling your duties as set out in the Severance and Change in Control Agreement.

This offer is subject to you completing the requirements below. The Company will work with you to complete the requirements below prior to your accepting of this offer of employment or during your onboarding process, as appropriate.

•	Clearing the relevant background checks in accordance with relevant regulation and policies.
•	Successfully completing a pre-employment physical.
•	Verifying your identity and eligibility to work in the U.S.
•	Verifying your eligibility to be a Section 16 Officer under U.S. Securities & Exchange Commission regulations.
•	Signing our Standard Patent Agreement and Alcohol and Controlled Substances Policy.
•	Not appearing as a prohibited party on any government lists of persons that the Company may not hire for export control or sanctions reasons.

Please indicate your acceptance of this offer of employment and terms herein by signing, dating, and returning this letter to my attention.

Sincerely

/s/ Mark Sopp
Mark Sopp

Executive Vice President and Interim CEO of Mission Technology Solutions

Signature:	/s/ Mark Sopp	Date:	June 19, 2026